Exhibit 99.1

Santen and TRACON Discontinue Development of DE-122

for Wet Age-Related Macular Degeneration

March 9, 2020, Osaka, Japan and San Diego, CA - Santen Pharmaceutical Co., Ltd. (Head Office: Osaka; hereinafter, “Santen”) and TRACON Pharmaceuticals, Inc. (Head Office: San Diego, CA; hereinafter, “TRACON”) today announced the discontinuation of the development of DE-122 for the treatment of wet age-related macular degeneration (wAMD) following the review of recently obtained top-line data from the Phase 2a AVANTE clinical study.

The Phase 2a AVANTE clinical study is a randomized controlled trial that assessed visual acuity in wAMD patients following six monthly treatments with a combination of DE-122 and Lucentis or single agent Lucentis. Topline data indicated that DE-122 did not improve visual acuity when combined with Lucentis as compared to single agent Lucentis treatment, the primary endpoint of the trial.  Following review of the data, the two companies have decided to discontinue the development of DE-122. Santen licensed the development rights to DE-122 in the ophthalmic field from TRACON in 2014.

The discontinuance is not expected to have a material impact on Santen financial results in the fiscal year ending March 31, 2020.

About Santen

As a specialized company dedicated to ophthalmology, Santen carries out research, development, marketing, and sales of pharmaceuticals, over-the-counter products, and medical devices. Santen is the market leader for prescription ophthalmic pharmaceuticals in Japan and its products now reach patients in over 60 countries. With scientific knowledge and organizational capabilities nurtured over a nearly 130-year history, Santen provides products and services to contribute to the well-being of patients, their loved ones and consequently to society. For more information, please visit Santen’s website (www.santen.com).

About TRACON

TRACON develops targeted therapies for cancer utilizing a capital efficient product development platform. The Company’s clinical-stage pipeline includes: Envafolimab, a subcutaneous PD-L1 single-domain antibody to be developed for the treatment of sarcoma; TRC102, a small molecule drug being developed for the treatment of lung cancer; TRC253, a small molecule drug being developed for the treatment of prostate cancer; and TJ004309, a CD73 antibody being developed for the treatment of advanced solid tumors. TRACON is actively seeking additional corporate partnerships whereby it leads regulatory and clinical development and shares in the cost and risk of clinical development and leads U.S. commercialization.  In these partnerships TRACON believes it can serve as a solution for companies without clinical and commercial capabilities in the U.S.  To learn more about TRACON and its product candidates, visit TRACON's website at www.traconpharma.com.

Santen Forward-looking Statements

Information provided in this press release contains forward-looking statements. The achievement of these forecasts is subject to risk and uncertainty from various sources. Therefore, please note that the actual results may differ significantly from the forecasts. Business performance and financial conditions are subject to the effects of changes in regulations made by the governments of Japan and other nations concerning medical insurance, drug pricing and other systems, and to fluctuations in market variables such as interest rates and foreign exchange rates.

Contact

Santen Pharmaceutical Co., Ltd.

Corporate Communications Group

+81-6-4802-9360, ir@santen.com

TRACON Pharmaceuticals, Inc.
Mark Wiggins
Chief Business Officer
(858) 251-3492
mwiggins@traconpharma.com